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                                                                    EXHIBIT 99


TO THE STOCKHOLDERS OF
KIDDIE ACADEMY INTERNATIONAL, INC.:


          This is to notify you, as required by Section 228(d) of the Delaware General Corporation Law, that written consents of the holders of a majority of the issued and outstanding stock of the Company were delivered to the Company on Friday, May 30, 1997, at 3:15 p.m., taking the following actions of the stockholders without a meeting:

          1. Repeal of any bylaws that may have been adopted by the Board of Directors of the Company since the version of the Amended and Restated Bylaws (the "Bylaws") filed with the Company's SEC Form 10-KSB for the period ending September 30, 1996.

          2. Amendment of the Bylaws to increase the size of the Board of Directors of the Company from six to nine.

          3. Election of Pauline J. Miller, Diane Amato and Gary Miller, CPA, as directors to fill the vacancies resulting from the increase of the size of the Board.

          4. Repeal of Section 2.9 of the Company's Bylaws requiring the vote of the holders of two-thirds of the shares to remove a director.

          5. Removal of Angelo D. Bizzarro and Carl J. Meil, Jr., as Directors of the Company.

          6. Election of Glenn J. Brainer and Larry V. Fila as Directors to fill the vacancies created by the removal of Messrs. Bizzarro and Meil. The appointment of these directors is subject to the approval of Barington Capital Group, L.P. (the "Underwriter") pursuant to the terms of an Underwriting Agreement between the Company and the Underwriter dated December 12, 1995.

          The Bylaw amendments and repeals were adopted pursuant to the authority granted in Article VII of the Company's Bylaws, which permits the holders of a majority of the shares of the Company entitled to vote for directors to adopt, amend or repeal the Bylaws of the Company.

          Any questions concerning the foregoing actions should be directed to John J. Ghingher, III, Weinberg & Green LLC, counsel to the Company at 100 South Charles Street, Suite 1500, Baltimore, Maryland 21201 or by telephone at
(410) 332-8748.


                                   Michael J. Miller,
                                   President and Secretary